EXHIBIT 10.5

AMENDMENT TO EMPLOYEE RESTRICTED STOCK UNITS

AWARD AGREEMENTS FOR EXECUTIVE OFFICERS

Section 4 of each Award Agreement outstanding on August 7, 2017, is amended to read in its entirety as follows:

Participant is responsible for the payment of all federal, state and local withholding taxes and Participant's portion of any applicable payroll taxes imposed in connection with the settlement of the RSUs and the issuance of Shares (collectively, the "Applicable Taxes").  To satisfy this obligation, Corporation will withhold a number of unrestricted Shares (thus reducing the number of unrestricted Shares to be issued to Participant) having a Fair Market Value (as of the Settlement Date) equal to the total amount of Applicable Taxes on the compensation income realized upon settlement of the Award; provided, that the Fair Market Value of Shares so withheld will in no event exceed the amount calculated based on the maximum individual tax rates in the jurisdictions applicable to Participant.